Exhibit 99.1

ELDORADO RESORTS COMPLETES TRANSACTION TO DIVEST MOUNTAINEER

CASINO RACETRACK AND RESORT, ISLE CASINO CAPE GIRARDEAU AND LADY LUCK CASINO CARUTHERSVILLE FOR $385 MILLION IN CASH

Reno, Nevada (December 6, 2019) – Eldorado Resorts, Inc. (NASDAQ: ERI) (“Eldorado,” “ERI,” or “the Company”) announced today that it completed its previously announced transaction to divest Mountaineer Casino Racetrack and Resort, Isle Casino Cape Girardeau and Lady Luck Casino Caruthersville for $385 million in cash. Pursuant to the terms of the agreements, Century Casinos, Inc. (NASDAQ: CNTY) acquired the operating assets of the three properties for approximately $107 million and VICI Properties Inc. (NYSE: VICI) acquired the land and real estate assets of the three properties for approximately $278 million.

Tom Reeg, Chief Executive Officer of Eldorado, commented, “The agreements to divest Mountaineer Casino, Isle Casino Cape Girardeau and Lady Luck Casino Caruthersville are consistent with our continued focus on reducing debt ahead of the expected closing for the Caesars transaction in the first half of 2020.”

Macquarie Capital is acting as exclusive financial advisor and Milbank LLP is acting as legal counsel to Eldorado in connection with the proposed transactions.

About Eldorado Resorts, Inc.

Eldorado Resorts is a leading casino entertainment company that owns and operates twenty-three properties in eleven states, including Colorado, Florida, Illinois, Indiana, Iowa, Louisiana, Mississippi, Missouri, Nevada, New Jersey, and Ohio. In aggregate, Eldorado’s properties feature approximately 24,100 slot machines, VLTs and e-tables and approximately 670 table games, and over 11,400 hotel rooms. For more information, please visit www.eldoradoresorts.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include, among others, statements regarding the expected timing of the completion of the Caesars transaction. When used in this press release, the terms or phrases such as “anticipates,” “believes,” “projects,” “plans,” “intends,” “expects,” “might,” “may,” “estimates,” “could,” “should,” “would,” “will likely continue,” and variations of such words or similar expressions are intended to identify forward-looking statements. Although our expectations, beliefs and projections are expressed in good faith and with what we believe is a reasonable basis, there can be no assurance that these expectations, beliefs and projections will be realized. There is no assurance that the Caesars transaction will be consummated and there are a number of risks and uncertainties that could cause our actual results to differ materially from those expressed in the forward-looking statements made herein. Such risks, uncertainties and other important factors include, but are not limited to: (a) risks related to the combination of Caesars and Eldorado and the integration of their respective businesses and assets; (b) the possibility that the Caesars transaction and related transactions do not close when expected or at all because required regulatory or other approvals are not received or other conditions to the consumption thereof are not satisfied on a timely basis or at all; (c) the risk that the financing required to fund the Caesars transaction and related transactions is not obtained on the terms anticipated or at all; (d) potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the proposed transaction; (e) litigation challenging the Caesars transaction; (f) the possibility that the anticipated benefits of the Caesars transaction, including cost savings and expected synergies, are not realized when expected or at all, including as a result of the impact of, or issues arising from, the implementation of our operating strategies and integration of our business and Caesars’ business; (g) conditions imposed on the companies in order to obtain required regulatory approvals; (h) uncertainties in the global economy and credit markets and its potential impact on our ability to finance the Caesars transaction; (i) the possibility that the Caesars transaction may be more expensive to complete than expected, including as a result of unexpected factors or events; (j) diversion of management’s attention from ongoing business operations and opportunities; (k) the ability to retain certain of our key employees and Caesars’ key employees; (l) risks associated with increased leverage from the Caesars transaction; (m) changes in the value of Eldorado’s common stock between the date of the merger agreement and the closing of the Caesars transaction; (n) competitive responses to the Caesars transaction; (o) legislative, regulatory and economic developments; (p) uncertainties as to the timing of the consummation of the Caesars transaction and the ability of each party to consummate the Caesars transaction; (q) the impact of provisions of the Merger Agreement limiting the operation of our business prior to the closing of Caesars transaction and (r) additional factors discussed in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission.

In light of these and other risks, uncertainties and assumptions, the forward-looking events discussed in this press release might not occur. These forward-looking statements speak only as of the date of this press release, even if subsequently made available on our website or otherwise, and we do not intend to update publicly any forward-looking statement to reflect events or circumstances that occur after the date on which the statement is made, except as may be required by law.

Contact:

Brian Agnew	Joseph N. Jaffoni, Richard Land, James Leahy
Eldorado Resorts	JCIR
775-328-0112	212-835-8500
investorrelations@eldoradoresorts.com	eri@jcir.com